Exhibit 10.9

EXECUTION VERSION

LETTER OF CREDIT FACILITY AGREEMENT

This letter of credit facility agreement (this “Facility Agreement”) is dated as of January 11, 2022, between HOLTEC INTERNATIONAL, a corporation organized under the laws of the State of Delaware (the “Applicant”), and BANK OF MONTREAL, CHICAGO BRANCH, A US BRANCH OF A CANADIAN BANK (the “Bank”, and together with the Applicant, collectively, the “Parties” and each, individually, a “Party”).

FOR VALUE RECEIVED, the Parties agree as follows:

Section 1 - Definitions. Unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings given to such terms in Schedule A attached hereto.

Section 2 - Facility. Subject to the terms and conditions of this Facility Agreement and the other applicable Facility Documents, the Bank hereby establishes in favor of the Applicant an uncommitted, demand letter of credit facility in the maximum principal amount of up to $40,000,000 USD (provided that such USD $ amount will not limit the Bank, in its sole discretion, to issue letters of credit in an Other Currency (defined below) so long as the United States dollar equivalent of all issuances does not exceed such USD amount) available only for the issuance of Instruments (the “Facility”). The maximum principal amount of the Facility is indicative only and the Bank shall have no obligation to issue any Instrument nor shall the Bank’s rights and remedies hereunder or under any other Facility Document be impaired if, at the Applicant’s request, the Bank at any time issues, amends, increases the face amount of, and/or extends the expiry date of Instruments in an aggregate face amount in excess of such maximum principal amount.

Section 3 - Availability. Subject to the terms and conditions of this Facility Agreement and the other applicable Facility Documents, the Applicant may apply for the issuance of Instruments from time to time and the Bank may, in its sole discretion, issue such Instruments. In connection with the issuance of each Instrument, and the issuance of each amendment to an Instrument, the Applicant shall submit to the Bank an Application therefor. Each Instrument issued hereunder shall be issued for the account of the Applicant or, in the Bank’s sole discretion, for the account of, in support of, on behalf of, for the benefit of, or in the name of, a Specified Party. The Applicant agrees that each Instrument shall have an initial expiry date that is not later than one year from the date of issuance of such Instrument, subject to extension in the Bank’s sole discretion. Each Instrument shall conform to the Bank’s general requirements for the issuance of Instruments as to form and substance, and shall be an Instrument which the Bank may lawfully issue. All or any portion of the Facility may be terminated by the Bank in its sole discretion at any time and from time to time, subject to the provisions of Section 6 hereof. The Applicant hereby acknowledges and agrees that the Bank has no obligation to issue, amend, increase the face amount of, or extend the expiry date of, any Instrument under the Facility at any time.

Section 4 - Conditions to Effectiveness. This Facility Agreement shall become effective on the date on which the conditions listed on Schedule B hereto have been satisfied in a manner satisfactory to the Bank or waived by the Bank, in each case in the Bank’s sole discretion.

Section 5 - Conditions to Each Issuance. Without prejudice to the Bank’s right, in its sole discretion, to refuse to issue, amend, increase the face amount of, or extend the expiry date of, any Instrument under this Facility Agreement, the issuance, amendment, increase, or extension of any Instrument under this Facility Agreement shall be subject to the satisfaction of each of the conditions set forth on Schedule C hereto in a manner satisfactory to the Bank, in its sole discretion.

Section 6 – Obligations Payable upon Demand; Termination. Notwithstanding compliance with the covenants and all other terms and conditions of this Facility Agreement and the other Facility Documents, and regardless of the expiry dates of any outstanding Instruments or any other events or circumstances, all Obligations under this Facility Agreement and the other Facility Documents are payable ON DEMAND by the Bank, and the Facility shall be terminated as of the date of such demand. Immediately upon such demand, the Applicant shall pay to the Bank all of the Obligations (including all accrued and unpaid fees and interest and all other amounts, whether matured, unmatured, or otherwise); provided that, if any Instruments are outstanding on the date of demand (collectively, “Outstanding Instruments”), the Applicant shall promptly (i) deposit with the Bank cash collateral in an amount equal to the United States dollar equivalent of 103% of the full amount of the Bank’s contingent liability with respect to such Outstanding Instruments and (ii) do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered all further acts, deeds, instruments, assignments, security agreements and assurances as the Bank may request to create, perfect and maintain a first priority security interest in favor of the Bank in such cash collateral. Termination of the Facility shall not release the Applicant from any liability for Obligations existing on the date of demand by the Bank pursuant to this section or resulting from or incidental to an Instrument issued on or before such date. Upon termination of the Facility, the Applicant shall cease to request the issuance of any further Instrument hereunder and any amendment to, increase in the face amount of, or extension of the expiry date of, any Outstanding Instrument. Provisions of this Facility Agreement and the other Facility Documents relating to conflicts, taxes, indemnities, payment of costs and expenses, exculpations and limitations on liability, waivers of immunity, jurisdiction, confidentiality, and waiver of trial by jury shall survive any termination of this Facility Agreement, any expiration or termination of any Instrument, and irrevocable and final payment in full of all the Obligations.

Section 7 – Obligations Absolute. The Obligations of the Applicant under this Facility Agreement shall be absolute, irrevocable, and unconditional and shall not be reduced or affected by any event, occurrence or circumstances whatsoever, including (a) the existence of any claim, setoff, defense or other right which the Applicant may have at any time against a Beneficiary named in any Instrument or any transferee of such Instrument (or any Person for whom any such transferee may be acting), or against the Bank or any other Person, (b) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any Instrument, (c) any extension of the expiry date of any Instrument or any renewal or increase in the amount thereof, or alteration of any of the terms and conditions at the Applicant’s request or with the Applicant’s consent, or (d) any change in the composition of the Applicant, any Specified Party, the Parties to or the parties contemplated in this Agreement, including any change arising from the accession of one or more new partners, or from the death, disability, impairment, retirement, termination, withdrawal or secession of any partner or partners, or merger, division, or amalgamation of one or more Persons. In the event of any of the foregoing circumstances, all the terms and conditions of this Agreement shall remain in full force and effect, without release of any Party hereto, and this Agreement shall continue to apply to any and all amounts that the Bank may ultimately be required to pay under each Instrument by reason of having issued the same.

Section 8 – Continuing Agreement. If the Applicant requests any extension of the expiry date of any Instrument, any renewal or increase in the amount of any Instrument, or any other amendment to or modification of any Instrument, or if any Instrument automatically renews or extends in accordance with its terms, then this Facility Agreement and the other applicable Facility Documents shall continue in full force and effect and shall apply to such Instrument as so extended, renewed, increased, or otherwise amended or modified and to any action taken by the Bank or its agents or correspondents in accordance with such extension, renewal, increase, or other amendment or modification.

Section 9 - Conflicts. In the event of a conflict or inconsistency between (a) any of the provision of this Facility Agreement or the application thereof and (b) any provision of any other Facility Document or the application thereof, the provision in the applicable Facility Document giving the Bank greater rights or remedies shall govern (to the maximum extent permitted by Applicable Law), it being understood that the purpose of this Facility Agreement is to add to, and not detract from, the rights granted to the Bank under the other Facility Documents. In addition, any reference in any other Facility Document to the effect that an Instrument is issued under or pursuant to such Facility Document shall be deemed to reference that such Instrument is also issued under or pursuant to this Facility Agreement.

Section 10 – Representations and Warranties. The Applicant, with respect to itself, its Subsidiaries, and the Specified Parties, makes the representations and warranties set forth in Schedule D to the Bank, all of which shall survive the execution and delivery of this Facility Agreement. The representations and warranties made herein shall (a) continue in effect until the final payment and performance of all the Obligations, the termination or expiration of all Instruments without any pending drawing thereon, and the termination of the Facility in accordance with the terms hereof and (b) be deemed to be repeated on the date of issuance, amendment, increase, renewal, or extension of each Instrument as if made on that date, except where any such representation or warranty relates to a specified date, in which case that representation or warranty shall be made as of the date to which it relates.

Section 11 - Covenants. Until such time as all Obligations have been paid and performed in full, all Instruments have terminated or expired without any pending drawing thereon, and the Facility has been terminated in accordance with the terms hereof, the Applicant shall maintain the covenants set forth in Schedule E.

Section 12 - Fees. The Applicant shall pay the Bank a fee in respect of each Instrument (the “Instrument Fee”) at a rate per annum equal to the Applicable Margin calculated on the maximum amount payable under such Instrument. The Instrument Fee shall be calculated on the basis of the number of days in the Contract Period of the Instrument and a year of 365 days and shall be payable quarterly in arrears. In addition, the Applicant shall pay the Bank all other fees and charges referred to in each other Facility Document.

Section 13 – Costs and Expenses. The Applicant agrees to pay all costs and expenses (including reasonable attorney’s fees and disbursements) incurred by the Bank under or in connection with any Facility Document or Instrument including (a) the preparation, negotiation, and documentation thereof, (b) any requested amendment thereto or waiver thereof, (c) the operation and enforcement thereof and the protection of the Bank’s rights arising under or in connection therewith, (d) in complying with any governmental exchange, currency control or other law, rule or regulation of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, (e) any stamp tax, recording tax, or similar tax or fee, and (f) any adviser’s, confirmer’s, or other nominated person’s fees and expenses with respect to the Instrument that are chargeable to the Applicant or the Bank (if the application for the Instrument requested or authorized such advice, confirmation or other nomination, as applicable). In addition, the Applicant shall pay the Bank all other costs and expenses as set forth in each other Facility Document.

Section 14 - Overdue Payments. Any amount that is not paid when due hereunder shall bear interest (before as well as after judgement), payable on demand all as set forth in Section 3(c) of the Indemnity, calculated from the date of non-payment until it is paid in full. In no event shall any interest rate calculated hereunder exceed the maximum rate permitted by Applicable Law.

Section 15 – No Deductions. All payments to be made by the Applicant under this Facility Agreement or any other Facility Document shall be made in same day funds without set-off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any Applicable Law requires the Applicant to make any such deduction or withholding from any such payment, (a) the sum due from the Applicant with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no deduction or withholding been required; (b) the Applicant shall be responsible for payment of the required deductions to the relevant taxing authority; (c) the Applicant shall indemnify the Bank, on demand, for any such taxes imposed on or paid by the Bank and any liability (including penalties, interest and expenses) arising from its payment or in respect of such taxes; and (d) the Applicant shall provide to the Bank upon request the original or a certified copy of the receipt evidencing each tax payment.

Section 16 - Currency. Unless otherwise specified in this Facility Agreement, all references to amounts of currency (without further description) shall refer to amounts in United States dollars and all payments hereunder shall be made in United States dollars at the United States dollar equivalent of the amount due. Any obligation of the Applicant under any Facility Document to make payments in a currency (including in Euros) other than United States dollars (“Other Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into United States dollars except to the extent that such tender or recovery shall result in the effective receipt by the Bank of the full amount of the Other Currency so payable under such Facility Document. Accordingly, the obligation of the Applicant shall be enforceable as an alternative or additional cause of action for the purposes of recovery in United States dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of Other Currency so payable hereunder, and shall not be affected by any judgment being obtained for any other sums due hereunder.

Section 17 - Evidence of Indebtedness. The Bank’s accounts and records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Applicant to the Bank pursuant to this Facility Agreement and any other Facility Documents.

Section 18 – Set-Off. In addition to, and not in limitation of, any rights now or hereafter granted to the Bank or its Affiliates under Applicable Law or any other agreement between the Applicant, on the one hand, and the Bank or any of its Affiliates, on the other hand, upon any Obligations of the Applicant to the Bank under this Facility Agreement or any other Facility Document becoming due and payable (whether by way of demand or otherwise, collectively, the “Set-off Obligations”), the Bank and any of its Affiliates may, at any time without notice to the Applicant or any other Person, the right to receive any notice being expressly waived by the Applicant, set-off and compensate and apply any deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Bank or such Affiliate to or for the credit of or the account of the Applicant, whether in the same currency or in a different currency, against and on account of the Set-off Obligations, even if any such Set-off Obligations are contingent or unmatured. The Bank is authorized to use any such deposits or indebtedness to buy such other currencies as may be necessary to effect such application.

Section 19 – Applicant Responsibility, Etc. The Applicant’s ultimate responsibility for the final text of each Instrument shall not be affected by any assistance the Bank may provide such as drafting or recommending text, and the Applicant assumes all risks that: (i) any non-documentary conditions stated in such Instrument will be ignored when presentment is made, or may cause such Instrument to be interpreted by a court as a dependent guarantee; (ii) any ambiguous or inconsistent provisions may be interpreted in a manner not intended by the Applicant; (iii) any permitted payment or other action at a foreign location may invoke the application of foreign laws or rules; and (iv) such Instrument does not satisfy the Applicant’s needs or intentions. The Bank may, without incurring any liability to the Applicant or impairing its entitlement to payment under this Facility Agreement or any other Facility Document, honor a presentation under an Instrument despite notice from the Applicant of, and without any duty to inquire into, any purported defense to honor or any claim against any Beneficiary or any other Person.

Section 20 – Claims. Section 7 shall not excuse the Bank from liability to the Applicant for any direct damages caused by the Bank’s wrongful honor of an Instrument or wrongfully retaining honored documents but the Applicant may not seek to recover any such damages until after the Bank has been fully reimbursed for such honor; provided that (a) the Bank’s liability shall be limited to the extent of any direct damages suffered by the Applicant that were caused by the Bank’s gross negligence or willful misconduct; (b) the Bank shall be deemed to have acted with reasonable care if it acted in accordance with standard letter of credit practice or standard demand guarantee practice, as applicable, of commercial banks located in Chicago, Illinois; and (c) the Applicant’s aggregate remedies against the Bank for wrongfully honoring a presentation or wrongfully retaining honored documents shall not exceed the aggregate amount paid by the Applicant to the Issuer with respect to the honored presentation, plus interest.

Section 21 – Limitations of Liability. The Applicant will notify the Bank in writing of any objection the Applicant may have to the Bank’s issuance or amendment of any Instrument, the Bank’s honor or dishonor of any presentation under any Instrument, or any other action or inaction taken by the Bank under or in connection with this Facility Agreement or any Instrument. The Applicant’s notice of objection must be delivered to the Bank within five Business

Days after the Applicant receives notice of the action or inaction it objects to. The Applicant’s failure to give notice of objection within such period shall automatically waive the Applicant’s objection. The Applicant’s acceptance or retention beyond such period of any original documents presented under the applicable Instrument, or of any property for which title is conveyed by such documents or for which payment is made (in whole or in part) under such Instrument, shall ratify the Bank’s honor of the applicable presentation(s).

Section 22 - Rights and Remedies. The rights, remedies, powers, and privileges provided to the Bank in this Facility Agreement or in any other Facility Document are cumulative and in addition to, and are not exclusive of or in substitution for, any rights, remedies, powers, and privileges otherwise available to the Bank. No failure to exercise, and no delay in exercising, on the part of the Bank, any right, remedy, power, or privilege hereunder or thereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power, or privilege shall preclude the exercise of any other right, remedy, power, or privilege.

Section 23 – Interpretive Provisions. In this Facility Agreement, (a) the division of this Facility Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Facility Agreement; (b) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Facility Agreement and the Schedules attached hereto are hereby incorporated by reference; (c) unless otherwise specified, words importing the singular include the plural and vice versa; (d) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Facility Agreement in its entirety and not to any particular provision hereof; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights; (i) references to actions the Bank “may” take or omit to take mean “may in its sole discretion”; (j) unless the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (k) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time; and (l) if any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day.

Section 24 - Successors and Assigns. This Facility Agreement shall be binding upon the Applicant and its successors, assigns, heirs, executors, and administrators when executed and delivered by the Applicant, and shall inure to the benefit of and be enforceable by the Bank and its successors and assigns (regardless of whether the Bank executes and delivers this Facility Agreement). The Applicant may not assign, delegate or transfer all or any part of its rights or obligations under this Facility Agreement without the prior written consent of the Bank. The Bank may assign all or part of its rights and obligations under this Facility Agreement to any Person without the consent of Applicant or any other Person. The Bank may grant participations in its rights and obligations under this Facility Agreement, any other Facility Document, or any Instrument, in whole or in part, without the consent of Applicant, provided that (a) the Bank’s obligations under this Facility Agreement shall remain unchanged, (b) the Bank shall remain solely responsible to the Applicant for the performance of such obligations, and (c) the Applicant shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Facility Agreement. The Applicant acknowledges that information pertaining to the Applicant as it relates to this Facility Agreement, any other Facility Document, or any Instrument may be disclosed to actual or prospective participants, transferees or assignees. This Facility Agreement shall not be construed to confer any right or benefit upon any Person other than the Bank, the Bank Related Parties, and the Applicant and their respective successors and permitted assigns, and no such Person shall be deemed a third-party beneficiary hereof, except that the Applicant’s obligations under Section 18 hereof and Section 8 of the Indemnity may be enforced directly against the Applicant by a participant.

Section 25 - Amendments. No amendment or waiver of any provision of this Facility Agreement will be effective unless it is in writing signed by the Applicant and the Bank.

Section 26 - Notices. All notices and other communications hereunder shall be sent, (a) if to the Applicant, to its address indicated on its signature page to the Indemnity, and (b) if to the Bank, to the address of the Bank indicated on its signature page to this Facility Agreement, or as to either of the foregoing, to such other address or fax number as it may notify to the other Party hereto in writing. Each such notice shall be delivered by hand, overnight courier or certified mail, return receipt requested. No such notice shall be effective until actually received, unless the intended recipient fails to maintain, or fails to notify, the other Party of any relevant change of its name, address or number(s), in which case such notice shall be effective when sent in accordance with this Facility Agreement.

Section 27 – Entire Agreement. This Facility Agreement and the other Facility Documents constitute the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.

Section 28 – Confidentiality. The information provided in this Facility Agreement and the other Facility Documents, including the terms, rates, and fees, is for the confidential use of the Applicant, and may not, without the prior written consent of the Bank, be disclosed to any other Person other than the employees, lawyers and financial advisors (but not commercial lenders) of the Applicant with a need to know the same.

Section 29 – Severability. Any provision of this Facility Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 30 – Further Assurances. The Applicant shall from time to time promptly, upon the request of the Bank, take such action and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Facility Agreement.

Section 31 – Time is of the Essence. Time shall be of the essence of every provision of this Facility Agreement.

Section 32 – JURY TRIAL WAIVER. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FACILITY AGREEMENT, ANY OTHER FACILITY DOCUMENT, OR ANY INSTRUMENT.

Section 33 – Governing Law. This Facility Agreement shall be governed by and construed in accordance with the internal laws (including 735 ILCS Section 105/5-1 et seq., but otherwise without regard to the law of conflicts) of the State of Illinois and applicable federal laws of the United States of America. In the event that the law of a state or country other than the State of Illinois has expressly been chosen to govern an Instrument, the Applicant shall be obligated to reimburse the Bank for payments made under such Instrument if such payment is justified under Illinois law or such other law.

Section 34 – Submission to Jurisdiction, etc. The Applicant hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Illinois State court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Facility Agreement or any Instrument or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. If the law of any jurisdiction other than the State of Illinois has been chosen to govern an Instrument or governs in the absence of an express choice of governing law, the Applicant also hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any court sitting in such jurisdiction, in any action or proceeding arising under or in connection with such Instrument. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Facility Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Facility Agreement against the Applicant or its properties in the courts of any jurisdiction.

Section 35 – Waiver of Inconvenient Forum, etc. The Applicant hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Facility Agreement in any court referred to in Section 34 above. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to it at its address set forth in this Facility Agreement (or in the case of the Applicant, at any address of the Applicant notified to the Bank) and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing in this Agreement will affect the right of any Party to this Facility Agreement to serve process in any other manner permitted by law.

Section 36 – ICC Rules. With respect to each Instrument subject to any ICC Rules, the Bank’s rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, those expressly provided herein. To the extent permitted by Applicable Law, (a) this Facility Agreement and the other Facility Documents shall prevail in case of conflict with the applicable ICC Rules or the Uniform Commercial Code, as in effect from time to time in the applicable jurisdiction (the “UCC”) and (b) the applicable ICC Rules shall prevail in case of conflict between such ICC Rules and the UCC.

Section 37 – USA PATRIOT Act. The Bank hereby notifies the Applicant that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each applicant, borrower, guarantor or grantor (collectively, the “Credit Parties”), which information includes the name and address of each Credit Party and other information that will allow the Bank to identify such Credit Party in accordance with the USA PATRIOT Act.

Section 38 – Counterparts. This Facility Agreement may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement. Any Party may execute this Facility Agreement by signing any counterpart of it. Delivery of an executed signature page of this Facility Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF the Parties hereto have executed this Facility Agreement as of the date first set out above.

HOLTEC INTERNATIONAL		Notice information for the Applicant:

By:	/s/ Krishna P. Singh	Holtec International
	Name: Krishna P. Singh	1 Holtec Boulevard
	Title: President & CEO	Camden, NJ 08104
Attn: Kevin O’Rourke, CFO
By:
Name:
Title:

I/We have the authority to bind the Applicant.

BANK OF MONTREAL,	Notice information for the Bank:
CHICAGO BRANCH, A US
BRANCH OF A CANADIAN BANK	Bank of Montreal, Chicago Branch,
a US Branch of a Canadian Bank
c/o BMO Harris Bank, N.A.
By:	1230 Peachtree St NE
Name:	Suite 3500
Title:	Atlanta, GA 30309
Attn: Cory Stephens, VP

By:	copy to:
Name:	[BMOGTO.SBlnstrumentGTEENewApplications@bmo.com]
Title:

I/We have the authority to bind the Bank.

IN WITNESS WHEREOF the Parties hereto have executed this Facility Agreement as of the date first set out above.

HOLTEC INTERNATIONAL		Notice information for the Applicant:

By:		Holtec International
	Name:	1 Holtec Boulevard
	Title:	Camden, NJ 08104
Attn: Kevin O’Rourke, CFO
By:
Name:
Title:

I/We have the authority to bind the Applicant.

BANK OF MONTREAL,		Notice information for the Bank:
CHICAGO BRANCH, A US
BRANCH OF A CANADIAN BANK		Bank of Montreal, Chicago Branch,
a US Branch of a Canadian Bank
c/o BMO Harris Bank, N.A.
By:	/s/ Cory Stephens	1230 Peachtree St NE
	Name: Cory Stephens	Suite 3500
	Title: Vice President	Atlanta, GA 30309
Attn: Cory Stephens, VP

By:	/s/ Chris Spillane	copy to:
	Name: Chris Spillane	[BMOGTO.SBlnstrumentGTEENewApplications@bmo.com]
Title: Director

I/We have the authority to bind the Bank.

SCHEDULE A – DEFINITIONS

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Applicable Law” means, in respect of any Person, property, transaction or event, all present and future laws, statutes and regulations, applicable to that Person, property, transaction or event and all applicable treaties, judgments, decrees, ordinances, codes, requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event, and any administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, for the purpose of calculating the Instrument Fee, 1.00% per annum.

“Application” means the Bank’s Standby Letter of Credit Application, attached as Exhibit A to the Indemnity, or such other application for an Instrument as may be acceptable to the Bank, in each case in form and substance satisfactory to the Bank in its sole discretion, executed and delivered to the Bank by the Applicant in connection with each Instrument issued under the Facility.

“Bank Related Parties” has the meaning given to such term in the Indemnity.

“Beneficiary” means the party in favor of whom or which the Applicant has requested the Bank to issue an Instrument, and in the case of a transferable Instrument, each transferee, and, in each case, any successor of a Beneficiary by operation of law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in Chicago, Illinois or at such other place where the Bank is obligated to honor a presentation or otherwise act under this Facility Agreement or any other Facility Document.

“Constituent Documents” means, with respect to any entity, its constituent, governing or organizational documents, including (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement, (b) in the case of a limited liability company, its certificate of formation or organization, as applicable and its operating agreement or limited liability company agreement, as applicable, and (c) in the case of a corporation, its articles or certificate of incorporation and its by-laws and any shareholders agreement.

“Contract Period” means the period from and including the issuance date of an Instrument to, but excluding, the date on which the Bank ceases to have any obligations with respect to such Instrument.

“Default” means any default by the Applicant in performance or payment of any Obligation. “ERISA” means Employee Retirement Income Security Act of 1974.

“Facility Documents” means this Facility Agreement, the Indemnity, each Application, each guaranty executed and delivered in favor of the Bank with respect to the Obligations, and all certificates, instruments, agreements and documents executed and delivered by the Applicant to the Bank under or in connection with this Facility Agreement or any other Facility Document.

“Governmental Authority” means any domestic or foreign government including any federal, provincial, state, territorial or municipal government and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (including any supranational bodies).

“ICC Rules” has the meaning given to such term in the Indemnity.

“Indemnity” means the Bank’s Master Application and Indemnity Agreement (Standby Letters of Credit), in form and substance satisfactory to the Bank in its sole discretion, executed and delivered to the Bank by the Applicant in connection with the Facility.

“Instrument” means each standby letter of credit issued by or on behalf of the Bank hereunder and under the Indemnity at the request of the Applicant and for the account of the Applicant or a Specified Party, including any amendment or replacement thereof authorized by its terms or by consent of the Applicant and, at the Bank’s option, any pre-advice thereof.

“Obligations” means all debts, liabilities, obligations, covenants and duties of, the Applicant arising under any Facility Document or otherwise arising with respect to any Instrument, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Applicant or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay the Bank for the amount of each draft or other request for payment received under each Instrument, (b) the obligation to pay to the Bank interest, Instrument commissions, charges, expenses, fees, indemnities and other amounts payable by the Applicant under any Facility Document, and (c) the obligation of the Applicant to reimburse any amount in respect of any of the foregoing that the Bank, in its sole discretion, may elect to pay or advance on behalf of the Applicant.

“Person” means any natural person, sole proprietorship, partnership, syndicate, trust, joint venture, Governmental Authority or any incorporated or unincorporated entity or association of any nature.

“Prime Rate” means the rate of interest the Bank publicly announces from time to time as the Bank’s prime lending rate for unsecured commercial loans within the United States of America (but is not intended to be the lowest rate of interest the Bank charges in connection with extensions of credit to borrowers); provided that if such rate is less than zero it shall be treated as zero for purposes of this Facility Agreement. Any change in the Prime Rate shall be effective on the date such change becomes effective generally.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business. “Specified Party” has the meaning given to such term in the Indemnity.

“Subsidiary” of a Person means (a) any corporation of which the Person and/or any one of its Affiliates holds, directly or beneficially, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, (b) any corporation of which the Person and/or any one of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation and (c) any partnership, limited or unlimited liability company, trust, joint venture or other incorporated or unincorporated entity in which such Person and/or one or more Subsidiaries of such Person shall have, directly or indirectly, more than 50% of the votes that may be cast to elect the governing body of such entity.

“USA PATRIOT Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

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SCHEDULE B – CONDITIONS TO EFFECTIVENESS

(1)	Receipt by the Bank of a fully executed copy of this Facility Agreement and the Indemnity.

(2)	Receipt by the Bank of a certificate of the Applicant dated as of the date hereof executed by an appropriate authorized officer of the Applicant certifying:

a.

as to the names, titles, and specimen signatures of the Persons authorized to sign this Facility Agreement and the other Facility Documents to be executed and delivered by the Applicant under or in connection with this Facility Agreement;

b.

that the Constituent Documents of the Applicant, which shall be attached thereto, are complete and correct copies and that such Constituent Documents have not been amended, modified or supplemented and are in full force and effect; and

c.

that attached thereto are complete and correct copies of the resolutions (or comparable evidence of authority) of the Applicant and all other consents or authorizations in each case as are necessary to authorize the execution and delivery of, and the performance by the Applicant of its obligations under, this Facility Agreement and the other Facility Documents to which it is a party and all the transactions contemplated hereby and thereby.

(3)	Receipt by the Bank of a certificate of the Applicant dated as of the date hereof executed by an appropriate authorized officer of the Applicant certifying that as of the date hereof:

a.	the representations and warranties made by the Applicant in this Facility Agreement and the other Facility Documents are true and correct in all material respects, and

b.	no Default has occurred and is continuing or would exist immediately after giving effect to the Facility Agreement.

(4)

Receipt by the Bank of certificates of status or good standing (or comparable certificates), as applicable, issued by the applicable Governmental Authority for all relevant jurisdictions of the Applicant.

(5)	All fees, costs, and expenses payable in accordance with this Facility Agreement on or before the date hereof shall have been paid to the Bank.

(6)	The Bank shall have completed its business and legal due diligence, including all “know your customer” and similar checks, with results satisfactory to it.

(7)	Receipt by the Bank of such other information or documents (including opinions of counsel) relating to the Applicant as the Bank may reasonably require.

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SCHEDULE C – CONDITIONS TO EACH ISSUANCE

(1)	Solely in connection with the issuance of the first Instrument hereunder, the satisfaction of all of the conditions set forth in Schedule B attached hereto.

(2)	The Bank shall have received an Application, executed by the Applicant, in respect of the requested Instrument.

(3)	No Default shall exist at the time of, or immediately after, the issuance, amendment, increase, or extension of the applicable Instrument.

(4)

The representations and warranties made by the Applicant in this Facility Agreement and the other Facility Documents shall be true and correct in all material respects on the date of issuance, amendment, increase, or extension of the applicable Instrument as if made on that date, except where any such representation or warranty relates to a specified date, in which case that representation or warranty shall be true and correct in all material respects as of the date to which it relates.

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SCHEDULE D – REPRESENTATIONS AND WARRANTIES

(1)

Existence, Power and Qualification. Each of the Applicant, its Subsidiaries, and the Specified Parties (a) is duly incorporated, formed, or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, formation, or organization, (b) has made all filings required under the laws of its jurisdiction of incorporation, formation, or organization, (c) has the requisite power and authority to own, operate and lease its properties and assets and to conduct the businesses in which it is presently engaged, and (d) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of properties or assets or the conduct of its business requires qualification.

(2)

Power and Authority. The execution, delivery and performance by the Applicant of this Facility Agreement and the other Facility Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary or proper corporate, shareholder, or other action, (c) do not conflict with, result in a breach or violation of, or constitute a default under, its Constituent Documents, any Applicable Law, or any other agreement, document, instrument to which it is a party or by which it or any of its property is bound, (d) do not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by any material contract, and (e) do not and will not result in the creation of any lien, security interest, or other encumbrance upon any of its assets or properties under any agreement, document, or instrument.

(3)

Authorization, Execution, Delivery and Binding Effect. Each of this Facility Agreement and the other Facility Documents executed by the Applicant has been or will be duly authorized, executed and delivered and constitutes or will constitute a legal, valid and binding obligation of the Applicant, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, (b) the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (c) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(4)

No Approvals Required. (a) Each of the Applicant, its Subsidiaries, and the Specified Parties has obtained all governmental approvals which are necessary for the conduct of its business as presently conducted, each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, (b) there is no default under any governmental approval, nor are there any proceedings in progress, pending or threatened which may result in the revocation, suspension or material adverse modification of any governmental approval, and (c) no further registration, notice, order, permit, filing, consent, authorization, licence, decree or approval of, from or with any Person (including any Governmental Authority) is necessary or advisable in order to ensure the legality, validity, binding effect and enforceability of this Facility Agreement or any other Facility Document, the execution, delivery or performance thereof, or the Applicant’s Obligations.

(5)

Compliance with Laws. Each of the Applicant, its Subsidiaries, and the Specified Parties is in compliance with all Applicable Laws (including ERISA), except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its financial condition, business or assets or prevent it from performing its Obligations hereunder.

(6)

Anti-Corruption Laws and Sanctions. The issuance, amendment, increase, and extension of each Instrument hereunder is lawful under all Applicable Laws, including all applicable economic and trade sanctions, export controls laws, import laws, anti-boycott laws, anti-bribery and corrupt practices laws, and anti-money laundering laws (including the applicable laws of (a) the United States regarding sanctions and export controls administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any other department or agency, (b) the United Nations Security Council, (c) Canada, (d) the European Union, (e) Her Majesty’s Treasury of the United Kingdom, or (f) other relevant Governmental Authorities having jurisdiction over it, in each case with respect to clauses (a) through (f), applicable to prohibited transactions and unauthorized dealings with sanctioned countries or Persons), and would not result in any violation of any such laws by the Bank or its Affiliates.

(7)

No Defaults. Immediately after giving effect to the issuance of any Instrument (or any amendment to, or increase or extension thereof), no Default has occurred and is continuing or would exist with the giving of notice or lapse of time or both.

(8)

Litigation. There is no pending or threatened action or investigation which is reasonably likely to materially adversely affect its financial condition, business or assets or which purports to affect the validity or enforceability of this Facility Agreement, any other Facility Document, or any Instrument.

(9)

Investment Company Status. It is not an “investment company” within the meaning of the Investment Company Act of 1940, or, directly or indirectly, controlled by or acting on behalf of any party which is such an investment company.

(10)

Deductions and Offsets. Under laws in effect on the date hereof, it will not be required to make any deduction or offset from any payment it may make hereunder, and if it learns of any change requiring any such deduction or offset it will promptly notify the Bank thereof.

(11)	Disclosure. No information furnished by it to the Bank is or shall be materially false or misleading when furnished.

(12)

Sovereign Immunity. Its execution, delivery and performance of this Facility Agreement and the other Facility Documents constitute private rather than public or governmental acts and neither it nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process under the laws of the State of Illinois, the laws of its jurisdiction of organization, or any other Applicable Law.

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SCHEDULE E – COVENANTS

(1)

Quarterly Reports. The Applicant shall provide the Bank with its unaudited, Applicant-prepared, consolidated and consolidating financial statements on a quarterly basis, promptly upon availability, and in any event within 45 days after the end of each fiscal quarter of the Applicant.

(2)

Annual Reports. The Applicant shall provide the Bank with audited annual consolidated financial statements (and Applicant-prepared consolidating financial statements), promptly upon availability, and in any event within 120 days after the end of its fiscal year.

(3)

Other Information. In addition to the financial statements required in accordance with clauses (1) and (2) of this Schedule E, the Applicant shall provide the Bank with such other financial and operating information and reports as and when the Bank may reasonably require, all of the foregoing to be in form and scope reasonably acceptable to the Bank (including in form in comparison to budget and a prior comparable period).

(4)

Compliance with Laws. The Applicant shall (a) comply with all Applicable Laws (including ERISA) applicable to it, its properties, any Instrument, or any transactions related to such Instrument, except where the failure to do so could not reasonably be expected to have a material adverse effect upon its financial condition, business or assets or prevent it from performing its Obligations hereunder, (b) without limiting the preceding subclause (a), comply with all economic and trade sanctions, export controls laws, import laws, anti-boycott laws, anti-bribery and corrupt practices laws, and anti-money laundering laws applicable to it, its Subsidiaries, or its or their respective directors, officers, employees or agents from time to time, and (c) not request or cause any Instrument to be issued or used (i) to fund, finance or facilitate any activities, business or transaction of or with any Person that is the target of any such law, rule, or regulation or in any country or territory that is the subject of thereof or (ii) in furtherance of an offer, payment or giving of money or anything else of value to any Person in violation of any such law, rule, or regulation applicable to it, its Subsidiaries, or its or their respective directors, officers, employees or agents from time to time.

(5)

Anti-Corruption Laws and Sanctions. The Applicant shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Applicant and its Subsidiaries, and its and their respective directors, officers, employees or agents, with all laws, rules and regulations referred to in clause (4) above, applicable to it or them, including applicable anti-money laundering laws, rules and regulations (such as those promulgated by or under the USA PATRIOT Act or the U.S. Bank Secrecy Act of 1970).

(6)

Debt. The Applicant shall not create, incur, assume or permit to exist any Debt (defined below) except the following: (a) the Obligations under this Facility Agreement; (b) reimbursement and other obligations owed by Applicant to Morgan Stanley & Co. (or its affiliates) in connection with letters of credit issued by Morgan Stanley & Co. (or its affiliates) at Applicant’s direction, as the same are in effect as of the date hereof; (c) trade credit incurred in the ordinary course of business; and (d) other Debt not to exceed $100,000,000 in the aggregate outstanding at any time. “Debt” means (a) liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments; (b) obligations to pay the deferred purchase price of property or services; (c) lease obligations that would appear on a balance sheet as indebtedness in accordance with GAAP; (d) obligations that (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) require scheduled payments of dividends in cash or (iii) are or become convertible into or exchangeable for indebtedness; and (e) guarantees of, or other contingent obligations with respect to, indebtedness (including, without limitation, obligations with respect to letters of credit and banker’s acceptances).

(7)

Bank as Primary Depositary. Within 180 days after the date hereof, the Applicant shall have engaged and shall thereafter maintain the Bank (or its affiliates) as Applicant’s primary depositary, treasury and cash management institution (including with respect to the Bank’s commercial card services).

(8)

Notice of Default and Other Matters. The Applicant shall promptly notify the Bank in writing (a) upon obtaining knowledge of the occurrence of any Default or any event which with notice or lapse of time or both would constitute a Default; (b) of the occurrence of any change in equity voting control (direct or indirect) of 25% or more of the Applicant; (c) of any litigation or governmental proceeding initiated against Applicant which, if adversely determined, would have a material adverse effect on Applicant; or (d) of any other event which could reasonably be expected to have a material adverse effect on the business, assets, operations, financial performance or prospects of the Applicant.

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